Exhibit 99.1

DESTINATION MATERNITY REPORTS IMPROVED

FOURTH QUARTER AND FISCAL 2015 RESULTS

•	Fourth Quarter GAAP net loss improves to $3.1 million compared to a net loss of $17.0 million for the three months ended January 31, 2015

•	Fourth Quarter Adjusted EBITDA totals $3.2 million compared to Adjusted EBITDA loss of $12.7 million for the twelve months ended January 31, 2015

•	Fiscal Year GAAP net loss was $4.5 million compared to net loss of $10.1 million for the twelve months ended January 31, 2015

•	Company Provides Fiscal Year 2016 Guidance

•	Company Announces New Term Loan and Extension of Existing Credit Facility

Moorestown, NJ, March 29, 2016 – Destination Maternity Corporation (NASDAQ: DEST), the world’s leading maternity apparel retailer, today announced financial results for the fourth quarter and full year fiscal 2015 ended January 30, 2016 compared to the three months and twelve months ended January 31, 2015.

Fourth Quarter 2015 Selected Financial Results (13 weeks ended January 30, 2016):

•	Comparable sales decreased 3.5%, compared to a 1.0% decrease for the three month period ended January 31, 2015;

•	Gross margin was 49.8%, up from 38.4% in the prior year period, which included a 9.0% negative impact from the $10.9 million inventory write-down. Excluding the inventory write down from the prior year, gross profit margin improved by 240 basis points in the fourth quarter of fiscal 2015 compared to the three months ended January 31, 2015;

•	SG&A declined $3.1 million to $60.8 million, or 51.4% of net sales, an improvement of 130 basis points from the three months ended January 31, 2015;

•	GAAP net loss improved to $3.1 million compared to a net loss of $17.0 million for the three months ended January 31, 2015; and

•	Adjusted net loss was $1.5 million, or $0.11 per diluted share, compared to adjusted net loss of $13.8 million, or $1.02 per diluted share, for the three months ended January 31, 2015 (See Reconciliation of Net Loss to Adjusted Net Loss in the financial tables at the end of this press release).

Fiscal Year 2015 Selected Financial Results (52 weeks ended January 30, 2016):

•	Comparable sales decreased 1.5%, compared to a decrease of 4.4% for the twelve months ended January 31, 2015;

•	GAAP net loss was $4.5 million compared to net loss of $10.1 million for the twelve months ended January 31, 2015.

•	Adjusted net loss was $0.2 million, or $0.01 per diluted share, compared to adjusted net loss of $6.7 million, or $0.50 per diluted share, for the twelve months ended January 31, 2015.

Anthony M. Romano, Chief Executive Officer & President stated, “Although we are disappointed in our current sales performance, we are pleased with the progress we’ve made at this stage of our turnaround in improving the infrastructure to enable long-term success. We are cautiously optimistic that our improved operating performance for the fourth quarter is evidence that our turnaround strategies are beginning to bear fruit. For the fourth quarter we reported higher Adjusted EBITDA before other charges of $3.2 million, representing an improvement from a $12.7 million loss in the prior year, driven by lower expenses and a 240 basis points gross margin improvement, excluding last year’s pretax $10.9 million inventory write-down. Although we did experience a decline in comparable sales of 3.5%, which was driven by mall traffic declines due to the challenging retail environment and unseasonably warm weather, on a positive note our merchandising and marketing initiatives resulted in increased average transaction value and conversion. In addition, our increased inventory discipline enabled us to end the year with inventory down 11% on a unit basis.”

Mr. Romano continued, “Overall, fiscal 2015 was a transitional year for Destination Maternity in which we made improvements in our reported financial results as we continue to reduce inventory and apply better processes and practices to drive sales productivity and overall profitability. Looking ahead, we remain focused on our key initiatives, including our intense focus on elevating our Motherhood and A Pea in the Pod brands by having the right product, in the right places at the right time.”

Real Estate and Partnerships

In an effort to direct resources to the highest return opportunities and further optimize real estate while reducing costs, the Company also announced it plans to discontinue its Two Hearts line, thus ending its relationship with Sears in June 2016. In addition, the Company’s leased department relationship with Gordman’s ended this month. Further the Company decided it will phase out production of its Oh Baby by Motherhood line during fiscal 2016 after being informed that Kohl’s has elected to scale back and ultimately discontinue its exclusive license with the Company for this line in early fiscal 2017.

“Since shortly after joining Destination Maternity I have been engaged in a detailed study of our overall real estate strategy and have reached the conclusion that our domestic distribution is overly saturated,” said Mr. Romano. “This hurts our core owned channel performance, not to mention resulting in an overly complex organization. The cessation of the Two Hearts and Oh Baby by Motherhood lines will enable us to sharpen our focus on our industry leading brands, Motherhood and A Pea in the Pod, and their presentation in our multiple brick and mortar and digital channels, including through our strong leased department relationships with Macy’s and buybuy Baby. We believe our resulting distribution network will ultimately be more efficient at capturing our share of revenue from our customer.”

Capital Allocation

In order to increase financial flexibility to execute its turnaround and position Destination Maternity for sustained profitable growth, the Company announced that it has entered into a new secured term loan agreement for $32 million due March 25, 2021, the proceeds of which were used to pay down existing borrowings under the Company’s credit line. Wells Fargo Bank, National Association arranged the financing and acts as the administrative and collateral agent. In addition, as part of the transaction, the Company has extended the term of its $70 million revolving credit facility with Wells Fargo through the maturity of the term loan. Terms of the transaction are detailed in the Company’s Form 8-K to be filed with the Securities & Exchange Commission later today.

In connection with the debt refinancing the Company’s Board of Directors agreed to suspend the Company’s quarterly dividend. While dividends have been an important part of the Company’s historical shareholder returns, management believes the best return on capital today is through targeted reinvestment into the business.

The Company also announced that it continues to focus on implementing key infrastructure and systems projects to have the tools needed to drive sustained profitable growth. To this end, in fiscal 2016 the Company will complete the implementation of a new JDA product allocation tool, and will re-platform its ecommerce sites with Demandware. These investments follow the Company’s 2015 projects, which included the move to a new state of the art distribution center in Florence, NJ and the relocation of its corporate headquarters to Moorestown, NJ from Philadelphia, PA.

Full Fourth Quarter Fiscal 2015 Financial Results

•	Net sales were $118.3 million compared with $121.2 million for the comparable three month period ended January 31, 2015. The decrease resulted primarily from a decline in comparable sales and decreased sales related to the Company’s continued efforts to close underperforming stores.

•	Comparable sales decreased 3.5%, compared to a 1.0% decrease for the three months ended January 31, 2015. The Company believes the primary driver of the comparable sales decline was lower transactions resulting from negative traffic, partially offset by an increase in conversion and average dollar sales. The challenging retail environment continued to weigh on results, which were exacerbated by unseasonably warm weather that depressed sales of cold weather merchandise. Mr. Romano commented, “Our sales were adversely impacted by merchandising issues in our “must have/must win” categories – bottoms, dresses and intimates. Our bottoms program offered too many options regarding lengths and leg openings, which resulted in insufficient depth in the best styles, while we lacked the right mix of special occasion dresses and fresh deliveries later in the quarter in our dress assortment. Our intimates sleep-wear program was short on planned receipts impacted by quality issues as we migrated to a new factory base.”

•	Gross margin for the fourth quarter of fiscal 2015 was 49.8%, up significantly over the comparable prior year period gross margin of 38.4% and up 240 basis points excluding the $10.9 million inventory write-down taken in the three months ended January 31, 2015. The improvement was a result of a reduction in price promotion and markdown activity as a result of better managed inventory, and benefit from the Company’s Grow NJ award, which it began to recognize during the third quarter of fiscal 2015. In fiscal 2016 and beyond the Grow NJ benefit is expected to partially offset the Company’s relocation related costs on an annual basis. Due to the timing of the initial benefit recognition during the second half of fiscal 2015, the Company estimates its fourth quarter fiscal 2015 gross margin was approximately 0.5% higher than the annualized benefit expected in the future.

•	Selling, general and administrative expenses (“SG&A”) were $60.8 million, or 51.4% of net sales, compared to $63.9 million, or 52.7% of net sales, for the three months ended January 31, 2015. The improvement in SG&A as compared to the three months ended January 31, 2015 reflects management actions resulting in lower marketing and advertising expense, reduced store and home office payroll, and savings from the Company’s continued closure of underperforming stores. The Company recognized $0.5 million in SG&A from its Grow NJ benefit in the fourth quarter of fiscal 2015, which substantially offset higher occupancy and depreciation expenses for its corporate headquarters.

•	Other charges during the fourth quarter of fiscal 2015 were $2.5 million, primarily related to management and organizational changes, compared to $5.1 million in the three months ended January 31, 2015, which included $3.0 million for management and organizational changes, $1.2 million for the Company’s fiscal year change and $0.9 million for the Company’s facilities relocations. The Company incurred store closing, asset impairment and asset disposal expense of $0.3 million compared to expense of $4.6 million for the three months ended January 31, 2015, which included a $3.4 million impairment charge for intangible assets.

•	Adjusted EBITDA before other charges was $3.2 million compared to a $12.7 million loss for the three months ended January 31, 2015. Adjusted EBITDA before other charges is defined in the financial tables at the end of this press release.

•	GAAP net loss was $3.1 million compared to a net loss of $17.0 million for the three months ended January 31, 2015.

•	Adjusted net loss was $1.5 million, or $0.11 per diluted share, compared to adjusted net loss of $13.8 million, or $1.02 per diluted share, for the three months ended January 31, 2015. For a reconciliation of GAAP to non-GAAP financial information, refer to the financial tables at the end of this press release.

Full Year Fiscal 2015 Financial Results (52-weeks ended January 30, 2016)

•	Net sales were $498.8 million compared with $510.6 million for the comparable twelve month period ended January 31, 2015. The decrease in sales resulted primarily from decreased sales related to the Company’s continued efforts to close underperforming stores and a decline in comparable sales.

•	Comparable sales decreased 1.5%, compared to a decrease of 4.4% for the twelve months ended January 31, 2015. The comparable sales decrease primarily reflects higher year-over-year price promotional and markdown activity, as well as lower transactions from decreased traffic. The Company estimates the disruption from its distribution center move that occurred during the third quarter of fiscal 2015 negatively impacted its reported comparable sales by approximately 0.5% for the full year fiscal 2015.

•	Gross margin was 49.3% compared to 48.5% for the twelve months ended January 31, 2015, which included a $10.9 million inventory write-down. Excluding the inventory write-down, gross margin decreased by 130 basis points in fiscal 2015. The year-over-year decrease in gross margin is consistent with the Company’s expectations and reflects promotional activity to liquidate excess inventory, and benefit from the Grow NJ award. Due to the timing of the initial benefit recognition in the second half of fiscal 2015, the Company estimates its full year fiscal 2015 gross margin was approximately 0.2% higher than the annualized benefit expected in the future.

•	SG&A expenses were $246.9 million, or 49.5% of net sales, compared to $251.8 million, or 49.3% of net sales, for the twelve months ended January 31, 2015.

•	Other charges for fiscal 2015 were $7.0 million, which included $4.2 million for management and organizational changes and $2.7 million for the Company’s relocations, compared to $8.1 million in the comparable prior year period, which included $7.2 million for management and organizational changes, $2.7 million for the Company’s relocations, $1.2 million for the Company’s fiscal year change and $1.1 million for a proposed business combination that was withdrawn, partially offset by a $4.1 million gain from the sale of the Company’s prior headquarters and distribution center building. The Company had store closing, asset impairment and asset disposal income of $2.1 million including, a one-time cash benefit of $4.1 million from the termination of a superstore lease, compared to expense of $5.9 million for the twelve months ended January 31, 2015, which included the $3.4 million impairment charge for intangible assets.

•	Adjusted EBITDA before other charges was $22.8 million for the full year fiscal 2015 compared to $13.7 million for the twelve months ended January 31, 2015.

•	GAAP net loss was $4.5 million compared to net loss of $10.1 million for the twelve months ended January 31, 2015.

•	Adjusted net loss was $0.2 million, or $0.01 per diluted share, compared to adjusted net loss of $6.7 million, or $0.50 per diluted share, for the twelve months ended January 31, 2015.

Other Fiscal Year 2015 Financial Information

•	Capital expenditures totaled $29.3 million primarily driven by expenditures for new stores and the relocation of the Company’s distribution operations. Fiscal 2015 capital expenditures include approximately $11 million related to the relocation of the Company’s distribution operations.

•	At January 30, 2016, inventory was $72.5 million, a decrease of $3.3 million compared to $75.8 million at January 31, 2015.

Guidance for Fiscal 2016

The Company is providing the following financial guidance for fiscal 2016:

•	A comparable sales increase in the low, single digits, driven by the utilization of its new tools and process related to merchandise planning, in-store visual marketing improvements, and improved product flow and inventory management. This will be aided substantially by the implementation of the Company’s new allocation system, which will go live at the end of the first quarter of fiscal 2016, incrementally roll out throughout the second quarter and begin to have a positive impact by the third quarter. Through Easter, first quarter fiscal 2016 comparable store sales were down in the mid-single digits;

•	Gross margin to increase approximately 100 basis points, with essentially flat gross margin in the first quarter of fiscal 2016, and improving throughout the year;

•	SG&A dollars to nominally decline while remaining flat as a percentage of sales through continued expense management;

•	Capital expenditures to be $15 to $17 million compared to $29 million in fiscal 2015 and $55 million in the twelve months ended January 31, 2015, as the Company has completed its facilities relocations and will not require additional relocation related capital in fiscal 2016;

•	The Company plans to close 25 to 30 stores and open 7 to 10 new stores.

Relocations of Corporate Headquarters and Distribution Operations

The Company’s corporate headquarters and distribution operations have been relocated to southern New Jersey from Philadelphia, Pennsylvania. During the second half of fiscal 2015 the Company recognized one-tenth of the approximately $36 million in benefits it expects to realize over a ten-year period from its Grow NJ award. The Company experienced some temporary disruption of operations from the relocation of its distribution operations and estimates that net relocation costs, excluding other charges, negatively impacted its full year fiscal 2015 results by approximately $0.02 per diluted share. For fiscal 2016 the Company projects that it will realize an after-tax earnings benefit of approximately $0.04 per diluted share and an after-tax cash benefit of approximately $3 million from the relocations.

The Company had total capital expenditures associated with these relocations of approximately $40 million with $4 million of this amount offset by construction allowance contributions from the landlord for its new headquarters building.

Retail Locations

The table below summarizes store opening and closing activity for the three months and twelve months ended January 30, 2016 and January 31, 2015, as well as the Company’s total store, leased department and retail location count at the end of each fiscal period.

	Three Months Ended		Twelve Months Ended
	January 30, 2016	January 31, 2015	January 30, 2016	January 31, 2015

Store Openings (1)	2	1	18	20

Store Closings (1)	20	9	46	42

Period End Retail Location Count (1)
Stores	536	564	536	564
Leased Department Locations	1,279	1,311	1,279	1,311

Total Retail Locations	1,815	1,875	1,815	1,875

1)	Excludes international franchised locations. As of January 30, 2016 Destination Maternity has 193 international franchised locations, including 25 standalone stores operated under one of the Company’s nameplates and 168 shop-in-shop locations.

Conference Call Information

As announced previously, the Company will hold a conference call today at 9:00 a.m. Eastern Time, regarding the Company’s fourth quarter and full year fiscal 2015 financial results. Interested parties can participate in this conference call by dialing (877) 648-5519 in the United States and Canada or (281) 973-6287 outside of the United States and Canada. Please call ten minutes prior to 9:00 a.m. Eastern Time. The conference call (listen only) will also be available on the investor section of the Company’s website at http://investor.destinationmaternity.com. The passcode for the conference call is 79359696. In the event that you are unable to participate in the call, a replay will be available at 12:00 p.m. Eastern Time on Tuesday, March 29, 2016 through 11:59 p.m. Eastern Time Tuesday, April 5, 2016 by calling (855) 859-2056 in the United States and Canada or (404) 537-3406 outside of the United States and Canada. The passcode for the replay is 79359696.

About Destination Maternity

Destination Maternity Corporation is the world’s largest designer and retailer of maternity apparel. As of January 30, 2016 Destination Maternity operates 1,815 retail locations in the United States, Canada, Puerto Rico and, most recently, England, including 536 stores, predominantly under the trade names Motherhood Maternity®, A Pea in the Pod® and Destination Maternity®, and 1,279 leased department locations. The Company also sells merchandise on the web primarily through its motherhood.com, apeainthepod.com and destinationmaternity.com websites. Destination Maternity has international store franchise and product supply relationships in the Middle East, South Korea, Mexico, Israel and India. As of January 30, 2016 Destination Maternity has 193 international franchised locations, including 25 standalone stores operated under one of the Company’s nameplates and 168 shop-in-shop locations. Destination Maternity also distributes its Oh Baby by Motherhood® collection through a licensed arrangement at Kohl’s® stores throughout the United States and on Kohls.com.

Reconciliation of Non-GAAP Financial Measures

This press release and the accompanying financial tables contain non-GAAP financial measures within the meaning of the SEC’s Regulation G, including 1) Adjusted net loss, 2) Adjusted net loss per share (diluted), 3) Adjusted EBITDA, 4) Adjusted EBITDA before other charges, 5) Adjusted EBITDA margin, 6) Adjusted EBITDA margin before other charges, and 7) Net debt. In the accompanying financial tables, the Company has provided reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures. The Company’s management believes that each of these non-GAAP financial measures provides useful information about the Company’s results of operations and/or financial position to both investors and management. Each non-GAAP financial measure is provided because management believes it is an important measure of financial performance used in the retail industry to measure operating results, to determine the value of companies within the industry and to define standards for borrowing from institutional lenders. The Company uses each of these non-GAAP financial measures as a measure of the performance of the Company. The Company provides these measures to investors to assist them in performing their analysis of its historical operating results. Each of these non-GAAP financial measures, except net debt, reflects a measure of the Company’s operating results before consideration of certain charges and consequently, none of these measures should be construed as an alternative to net income (loss) or operating income (loss) as an indicator of the Company’s operating performance, or as an alternative to cash flows from operating activities as a measure of the Company’s liquidity, as determined in accordance with generally accepted accounting principles. The Company may calculate each of these non-GAAP financial measures differently than other companies.

Forward-Looking Statements

The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding earnings, net sales, comparable sales, other results of operations, liquidity and financial condition, management changes and various business initiatives, involve risks and uncertainties, and are subject to change based on various important factors. The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: the continuation of the economic recovery of the retail industry in general and of apparel purchases in particular, our ability to successfully manage our various business initiatives, our ability to successfully pursue, complete and manage any acquisitions and related matters, adverse effects on the market price of our common stock and on our operating results because of a failure to complete any proposed acquisition, failure to realize any benefits of any proposed acquisition, the success of our international business and its expansion, our ability to successfully manage and retain our leased department and licensed relationships and marketing partnerships, future sales trends in our existing retail locations and through the Internet, unusual weather patterns, changes in consumer spending patterns, raw material price increases, overall economic conditions and other factors affecting consumer confidence, demographics and other macroeconomic factors that may impact the level of spending for apparel, expense savings initiatives, our ability to anticipate and respond to fashion trends and consumer preferences, unanticipated fluctuations in our operating results, the impact of competition and fluctuations in the price, availability and quality of raw materials and contracted products, availability of suitable store locations, continued availability of capital and financing, our ability to hire and develop senior management and sales associates, our ability to develop and source merchandise, our ability to receive production from foreign sources on a timely basis, our compliance with applicable financial and other covenants under our financing arrangements, potential debt prepayments, the trading liquidity of our common stock, changes in market interest rates, our compliance with certain tax incentive and abatement programs, war or acts of terrorism and other factors set forth in the Company’s periodic filings with the U.S. Securities and Exchange Commission (the “SEC”), or in materials incorporated therein by reference. Although it is believed that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct and persons reading this announcement are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as at the date of this announcement. The Company assumes no obligation to update or revise the information contained in this announcement (whether as a result of new information, future events or otherwise), except as required by applicable law.

– Financial Tables to Follow –

CONTACT:	Judd P. Tirnauer
Executive Vice President &
Chief Financial Officer
(856) 291-9777

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except percentages and per share data)

(unaudited)

	Three Months Ended		Twelve Months Ended
	January 30, 2016	January 31, 2015	January 30, 2016	January 31, 2015

Net sales	$118,287	$121,175	$498,753	$510,592
Cost of goods sold	59,359	74,634	252,713	263,109

Gross profit	58,928	46,541	246,040	247,483
Gross margin	49.8%	38.4%	49.3%	48.5%
Selling, general and administrative expenses (SG&A)	60,793	63,918	246,914	251,757
SG&A as a percentage of net sales	51.4%	52.7%	49.5%	49.3%
Store closing, asset impairment and asset disposal expenses (income)	258	4,556	(2,084)	5,855
Other charges	2,482	5,108	6,979	8,107

Operating loss	(4,605)	(27,041)	(5,769)	(18,236)
Interest expense, net	373	197	1,520	506

Loss before income taxes	(4,978)	(27,238)	(7,289)	(18,742)
Income tax benefit	(1,916)	(10,269)	(2,806)	(8,652)

Net loss	$(3,062)	$(16,969)	$(4,483)	$(10,090)

Net loss per share – Basic and Diluted	$(0.22)	$(1.25)	$(0.33)	$(0.75)

Average shares outstanding – Basic and Diluted	13,628	13,533	13,596	13,498

Reconciliation of Net Loss to Adjusted Net Loss:
Net loss, as reported	$(3,062)	$(16,969)	$(4,483)	$(10,090)
Add: other charges for relocations, net of tax	35	565	1,667	1,692
Add: other charges for management and organizational changes, net of tax	1,465	1,811	2,593	4,462
Add: other charges for fiscal year change, net of tax	—	775	17	775
Add: other charges for proposed business combination, net of tax	38	—	38	647
Less: gain on sale of building, net of tax	—	—	—	(2,540)
Less: reductions of state income tax expense, net of federal expense, related to settlements of uncertain income tax positions	—	—	—	(1,654)

Adjusted net loss	$(1,524)	$(13,818)	$(168)	$(6,708)

Adjusted net loss per share – diluted	$(0.11)	$(1.02)	$(0.01)	$(0.50)

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	January 30, 2016	January 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$2,116	$1,349
Trade receivables, net	10,154	9,203
Inventories	72,509	75,759
Deferred income taxes	13,803	14,281
Prepaid expenses and other current assets	9,792	12,986

Total current assets	108,374	113,578
Property, plant and equipment, net	92,673	90,135
Other assets	18,027	16,347

Total assets	$219,074	$220,060

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Line of credit borrowings	$28,400	$—
Current portion of long-term debt	2,897	2,801
Accounts payable	21,738	26,482
Accrued expenses and other current liabilities	39,488	46,862

Total current liabilities	92,523	76,145
Long-term debt	9,302	12,199
Deferred rent and other non-current liabilities	24,351	25,714

Total liabilities	126,176	114,058
Stockholders’ equity	92,898	106,002

Total liabilities and stockholders’ equity	$219,074	$220,060

Selected Consolidated Balance Sheet Data

(in thousands)

(unaudited)

	January 30, 2016	January 31, 2015

Cash and cash equivalents	$2,116	$1,349
Inventories	72,509	75,759
Property, plant and equipment, net	92,673	90,135
Line of credit borrowings	28,400	—
Total debt	40,599	15,000
Net debt (1)	(38,483)	(13,651)
Stockholders’ equity	92,898	106,002

(1)	Net debt represents cash and cash equivalents minus total debt.

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Twelve Months Ended
	January 30, 2016	January 31, 2015

Operating Activities
Net loss	$(4,483)	$(10,090)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	17,231	15,401
Stock-based compensation expense	2,784	3,675
Loss on impairment of long-lived assets	1,662	5,541
Loss (gain) on disposal of assets	193	(3,858)
Grow NJ award benefit	(3,600)	—
Deferred income tax provision (benefit)	2,020	(8,782)
Amortization of deferred financing costs	166	199
Changes in assets and liabilities:
Decrease (increase) in:
Trade receivables	(951)	(1,334)
Inventories	3,250	12,063
Prepaid expenses and other current assets	3,194	(4,743)
Other non-current assets	(178)	(118)
Increase (decrease) in:
Accounts payable, accrued expenses and other current liabilities	(3,675)	14,742
Deferred rent and other non-current liabilities	(1,519)	4,795

Net cash provided by operating activities	16,094	27,491

Investing Activities
Capital expenditures	(29,272)	(55,219)
Proceeds from sale of property, plant and equipment	35	12,545
Additions to intangible assets	(163)	(1,948)

Net cash used in investing activities	(29,400)	(44,622)

Financing Activities
Decrease in cash overdraft	(277)	(2,644)
Increase in line of credit borrowings	28,400	—
Proceeds from long-term debt	—	15,000
Repayment of long-term debt	(2,801)	—
Deferred financing costs paid	(157)	—
Withholding taxes on stock-based compensation paid in connection with repurchase of common stock	(127)	(621)
Cash dividends paid	(11,026)	(10,925)
Proceeds from exercise of stock options	69	94
Excess tax benefit from exercise of stock options and restricted stock vesting	—	—

Net cash provided by financing activities	14,081	904

Effect of exchange rate changes on cash and cash equivalents	(8)	2

Net Increase (Decrease) in Cash and Cash Equivalents	767	(16,225)
Cash and Cash Equivalents, Beginning of Period	1,349	17,574

Cash and Cash Equivalents, End of Period	$2,116	$1,349

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Supplemental Financial Information

Reconciliation of Net Loss to Adjusted EBITDA(1)

and Adjusted EBITDA Before Other Charges,

and Operating Loss Margin to Adjusted EBITDA Margin

and Adjusted EBITDA Margin Before Other Charges

(in thousands, except percentages)

(unaudited)

	Three Months Ended		Twelve Months Ended
	January 30, 2016	January 31, 2015	January 30, 2016	January 31, 2015

Net loss	$(3,062)	$(16,969)	$(4,483)	$(10,090)
Add: income tax benefit	(1,916)	(10,269)	(2,806)	(8,652)
Add: interest expense, net	373	197	1,520	506

Operating loss	(4,605)	(27,041)	(5,769)	(18,236)
Add: depreciation and amortization expense	4,510	3,876	17,231	15,401
Add: loss on impairment of long-lived assets	64	4,445	1,662	5,541
Add: loss (gain) on disposal of assets	146	228	193	(3,858)
Add: stock-based compensation expense	645	793	2,784	3,675

Adjusted EBITDA (1)	760	(17,699)	16,101	2,523
Add: other charges for relocations (2)	54	772	2,462	1,696
Add: other charges for management and organizational changes	2,367	2,951	4,196	7,207
Add: other charges for fiscal year change	—	1,245	27	1,245
Add: other charges for proposed business combination	61	—	61	1,045

Adjusted EBITDA before other charges	$3,242	$(12,731)	$22,847	$13,716

Net sales	$118,287	$121,175	$498,753	$510,592

Operating loss margin (operating loss as a percentage of net sales)	(3.9)%	(22.3)%	(1.2)%	(3.6)%
Adjusted EBITDA margin (adjusted EBITDA as a percentage of net sales)	0.6%	(14.6)%	3.2%	0.5%
Adjusted EBITDA margin before other charges (adjusted EBITDA as a percentage of net sales)	2.7%	(10.5)%	4.6%	2.7%

(1)	Adjusted EBITDA represents operating income before deduction for the following non-cash charges: (i) depreciation and amortization expense; (ii) loss on impairment of tangible and intangible assets; (iii) loss (gain) on disposal of assets; and (iv) stock-based compensation expense.
(2)	Other charges related to the Company’s relocations of its headquarters and distribution operations excludes accelerated depreciation expense of $233 for the twelve months ended January 30, 2016. Other charges related to the Company’s relocations of its headquarters and distribution operations excludes accelerated depreciation expense of $140 and $1,024, for the three and twelve months ended January 31, 2015, respectively (included in depreciation and amortization expense above), and excludes $(4,110) for the twelve months ended January 31, 2015, representing gain on sale of the Company’s previous headquarters/distribution facility (included in gain on disposal of assets above).

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